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                                                                    Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Northfield Laboratories Inc.:

We consent to the use of our report dated July 16, 2002, incorporated by reference herein, with respect to the balance sheets of Northfield Laboratories Inc. (a company in the development stage) as of May 31, 2002 and 2001, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2002, and for the cumulative period from June 19, 1985 (inception) through May 31, 2002.


/s/ KPMG LLP

Chicago, Illinois
January 21, 2003